Exhibit 10.13.3

AMENDMENT NO. 1

TO

SEPARATION PAY AGREEMENT

This Amendment No. 1 to Separation Pay Agreement (this “Amendment”), dated as of April 29, 2015 (the “Effective Date”), is by and between Connecture, Inc., a Delaware corporation (the “Company”), and Mark E. Granville (the “Executive”).

WHEREAS, the Executive and the Company are parties to a Separation Pay Agreement dated and effective as of September 10, 2012 (the “Separation Agreement”) pursuant to which Executive is entitled to three (3) months’ severance in the event of his termination without cause (as defined in the Separation Agreement); and

WHEREAS, the Executive and the Company now wish to amend the Separation Agreement to extend the period of severance that Executive is entitled to in the event of his termination without cause to a period of nine (9) months from the date of termination.

NOW, THEREFORE, the parties hereto hereby agree as follows, effective as of the Effective Date:

1. Section 3(B)(i) of the Separation Agreement is amended and restated in its entirety to read as follows:

“make payments to You in nine (9) equal installments for a period of nine (9) months (the “Separation Pay Period”) on the last day of each month (each such payment to be a “Separation Payment”). Each Separation Payment shall be for an amount equal to one twelfth (1/12) of Your then-current annual base salary. If the last day of the month falls on a weekend or a legal holiday, the respective Separation Payment will be paid on the business day immediately preceding such day. Except as provided in the previous sentence, under no circumstances will any Separation Payment to be made under this sub-paragraph be accelerated or deferred;”

2. Section 3(B)(ii) of the Separation Agreement is amended and restated in its entirety to read as follows:

“reimburse Your and Your eligible dependents’ actual Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premium under the Company’s major medical group health plan on a monthly basis for a period of nine (9) months; and”

3. Section 17 is added to the Separation Agreement and shall read as follows:

“Tax Treatment. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Code §409A and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Code §409A). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by the You as a result of the application of Code §409A. Any right to a series of installment payments under this Agreement shall, for purposes of Code §409A, be treated as a right to a series of separate payments.

If a payment obligation under this Agreement or other compensation arrangement arises on account of Your separation from service while You are a “specified employee” (as defined under Section 409A and the Treasury Regulations thereunder), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Your estate following Your death.”

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Effective Date.

CONNECTURE, INC.

By:	/s/ James P. Purko
Name: James P. Purko Title: Chief Financial Officer

EXECUTIVE

/s/ Mark E. Granville
Mark E. Granville

Signature Page to Amendment to Separation Pay Agreement